Exhibit 99.1

For Immediate Release

Date:	January 16, 2007

Contact:	Robert A. Massey

Senior Vice President and Treasurer

Phone:	413-452-5150

Email:	rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. ANNOUNCES COMPLETION OF STOCK OFFERING AND CONVERSION

Springfield, Massachusetts, January 16, 2007 - Hampden Bancorp, Inc., the holding company for Hampden Bank, announced that it received regulatory approval to complete, and has completed, the conversion of the holding company structure of Hampden Bank from mutual to stock form and the related stock offering at the maximum offering amount, as adjusted. In completing the conversion and stock offering, Hampden Bancorp, Inc. sold 7,571,313 shares of common stock to eligible account holders of Hampden Bank and to the Hampden Bank Employee Stock Ownership Plan at a price of $10.00 per share.  The offering was oversubscribed by Hampden Bank depositors as of April 30, 2005, the first priority category.  As a result, 6,935,323 shares will be allocated to them based on their deposits as of April 30, 2005 and the Hampden Bank Employee Stock Ownership Plan will be allocated 635,990 shares as provided in the Amended and Restated Plan of Conversion.  The offering, which expired December 22, 2006, was managed by Keefe, Bruyette & Woods, Inc.

Additionally, as part of the conversion, Hampden Bancorp, Inc. will contribute 378,566 shares ($3.8 million value based on the $10.00 offering price) to establish the Hampden Bank Charitable Foundation, a new charitable foundation that will make grants in markets in which Hampden Bank has offices.  After the conversion and offering, Hampden Bancorp will have 7,949,879 shares outstanding.

Thomas R. Burton, President of Hampden Bancorp, Inc. and  Hampden Bank, stated, “We are thrilled at the level of support given to this offering by our depositors.  The confidence depositors have demonstrated through their investment is truly inspiring.”  He added, “The financial strength and resources provided by the offering and a more flexible corporate structure will significantly enhance our ability to execute on our growth strategies.”

Shares of Hampden Bancorp, Inc.’s common stock are expected to begin trading on Wednesday, January 17, 2007 on the NASDAQ Global Market under the symbol “HBNK.”

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, MA, served as special counsel to the Company for the conversion and the stock offering.  Nutter, McClennen & Fish LLP served as special counsel to Keefe, Bruyette & Woods, Inc.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  The bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield and Wilbraham, including our newest office at Tower Square in downtown Springfield.  Hampden Bank offers customers the latest in Internet banking, including on-line banking and bill payment services.  Additionally, Hampden Financial, created through a strategic alliance with MassMutual and The Novak Charter Oak Financial Group, offers clients a full array of insurance and financial products and services at all Hampden Bank locations.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hampden Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hampden Bancorp’s operations.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK.  THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR THE DEPOSITORS INSURANCE FUND.